Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports 2016 First Quarter Results

First Quarter 2016 Highlights:

North American retail sales increased 6% in the quarter with Indian motorcycles up over 50%.

Dealer inventory was down year-over-year.

Motorcycle sales increased 18% during the quarter. ORV/Snowmobiles and Global Adjacent Markets sales were down, in-line with expectations.

First quarter results included additional expenses totaling approximately $30 million related to certain product liability settlements, ORV related warranty accruals, severance costs and acquisition related costs.

Repurchased 1.0 million shares of Polaris common stock during the first quarter.

Maintaining guidance range for full year 2016 earnings of $6.20 to $6.80 per diluted share, on sales in the range of down 2% to up 3% for the full year 2016.

MINNEAPOLIS--(BUSINESS WIRE)--April 21, 2016--Polaris Industries Inc. (NYSE:PII) today reported first quarter net income of $46.9 million, or $0.71 per diluted share, for the quarter ended March 31, 2016 compared to $88.6 million, or $1.30 per diluted share reported in the first quarter of 2015, in-line with Company expectations. Sales for the first quarter 2016 totaled $983.0 million, down five percent compared to last year’s first quarter sales of $1,033.3 million.

“Our first quarter results were in line with our projections, in spite of increased expenses for warranty and product liability. Our Customer Excellence initiatives and new products drove a six percent increase in North American retail, and in conjunction with shipment reductions, better demand forecasting, and process control improvements, enabled us to continue reducing dealer inventory levels year-over-year. During the quarter, we improved shipment lead-times, met retail demand from our Spirit Lake motorcycle facility, and completing the acquisition of Taylor-Dunn. I still believe 2016 is likely to be another volatile year in powersports, but we are seeing pockets of strength. The North American ORV industry was up in the first quarter, with March experiencing the strongest improvement,” commented Scott Wine, Polaris’ Chairman and Chief Executive Officer.

“We remain focused on an all-out assault on costs and rededicating the business to drive growth, not only for this year but as part of a renewed commitment to achieving our 2020 objectives. The entire Polaris team is united, and determined, to grow sales and expand margins.”

2016 Business Outlook

While the powersports industry was slightly better than anticipated in the 2016 first quarter, the Company is keeping its guidance range unchanged for the full year 2016 with earnings expected to be in the range of $6.20 to $6.80 per diluted share with sales in the range of down two percent to up three percent over 2015 due to the persistent unpredictability around overall economic trends and more specifically powersports industry trends for the remainder of 2016.

First Quarter 2016 Performance Summary (in thousands, except per share data)

Reporting Segments*	Three Months ended March 31,
Sales	2016	2015	Change
Off-Road Vehicles/Snowmobiles	$ 720,642	$ 796,241	(9%)
Motorcycles	188,245	159,479	18%
Global Adjacent Markets	74,109	77,625	(5%)
Total Sales	$ 982,996	$ 1,033,345	(5%)

Gross Profit	$ 247,578	$ 293,731	(16%)
Gross profit as a % of sales	25.2%	28.4%	-324 bps

Operating Expenses	$ 189,930	$ 158,087	20%
Operating expenses as a % of sales	19.3%	15.3%	402 bps

Operating Income	$ 77,144	$ 150,286	(49%)
Operating Income as a % of sales	7.8%	14.5%	-669 bps

Net Income	$ 46,889	$ 88,563	(47%)
Net income as a % of sales	4.8%	8.6%	-380 bps

Diluted Net Income per share	$ 0.71	$ 1.30	(45%)

*Reporting Segment sales include their respective parts, garments and accessories (“PG&A”) related sales

Off-Road Vehicle (“ORV”) and Snowmobile segment sales, including their respective PG&A related sales, decreased nine percent from the first quarter of 2015 to $720.6 million. ORV vehicle sales decreased 12 percent, snowmobile vehicle sales were up two percent and ORV and snowmobile related PG&A sales, combined, increased two percent in the 2016 first quarter compared to the same period last year.

ORV wholegood sales decreased 12 percent reflecting ongoing softness in retail sales in North American oil markets and tough comparables in the first quarter of last year. Polaris North American ORV unit retail sales were flat with the 2015 first quarter, with consumer purchases of side-by-side vehicles down low single-digits percent and ATV retail sales up low-single digits percent over prior year. ORV dealer inventory was down ten percent in the 2016 first quarter compared to the same period last year. While the Company experienced modest ORV market share loss in the 2016 first quarter with ATV market share up slightly and side-by-side’s down, Polaris continues to be the clear #1 market share leader in ORV in North American.

Snowmobile wholegood sales increased two percent due to the acquisition of Timbersled in the second quarter of 2015. The Company gained market share the 2016 first quarter and for a third consecutive year for the season ending March 31, 2016.

Motorcycle segment sales, including their respective PG&A related sales, increased 18 percent in the 2016 first quarter to $188.2 million primarily due to continued strong retail sales for Indian® motorcycles.

North American consumer retail demand for the Polaris motorcycle segment, including Victory®, Indian Motorcycle® and Slingshot®, was up low-teens percent during the 2016 first quarter while the overall motorcycle industry retail sales, 900cc and above was about flat in the 2016 first quarter. During the 2016 first quarter, the Company began retailing two new additions to its Victory and Indian motorcycle line-up with the introduction of the Octane™, Victory motorcycles’ first mid-sized cruiser and the new Indian Springfield™, named after the birthplace of Indian Motorcycle. Slingshot also broadened its color options with its 2016 model introduction including the new Limited Edition White Pearl SL. Product availability for Victory, Indian Motorcycle® and Slingshot® improved considerably in the 2016 first quarter and dealer inventories are essentially at targeted stocking levels at quarter-end.

Global Adjacent Markets segment sales along with their respective PG&A related sales decreased five percent to $74.1 million in the 2016 first quarter compared to the 2015 first quarter.

Work and Transportation group wholegood sales were up low single digits percent during the first quarter of 2016 primarily due to growth in the Aixam business. Sales for the Company’s defense business were down significantly due to U.S. military budget spending patterns pushing orders into the future.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales, which are included in each of the three respective reporting segments, experienced a two percent increase during the 2016 first quarter. All segments experienced higher PG&A sales during the quarter except motorcycles. Motorcycle PG&A sales were down slightly year-over-year due to higher shipments of Slingshot related PG&A in the 2015 first quarter from initial stocking orders.

International sales to customers outside of North America totaled $162.6 million for the first quarter of 2016, including PG&A, up six percent from the same period in 2015. International sales on a constant currency basis were up 12 percent in the 2016 first quarter. Europe, Middle East and Africa (“EMEA”) reported sales increased six percent in the 2016 first quarter and Asia Pacific reported sales were down seven percent while Latin American reported sales were up 29 percent. International reported sales by reportable segment in the first quarter compared to last year were as follows: ORV/Snowmobiles segment sales were down one percent, Motorcycles segment sales were up 42 percent, and Global Adjacent Markets segment sales increased two percent.

Gross profit decreased 16 percent to $247.6 million in the first quarter of 2016, compared to $293.7 million in the first quarter of 2015. As a percentage of sales, gross profit declined 324 basis points to 25.2 percent of sales for the first quarter of 2016, compared to 28.4 percent of sales for the same period last year. Negative currency movements along with increased warranty and promotional costs and negative product mix, were partially offset by lower commodity costs and cost savings from product cost reduction efforts.

Operating expenses increased 20 percent to $189.9 million or 19.3 percent of sales for the first quarter of 2016, compared to $158.1 million or 15.3 percent of sales for the first quarter of 2015. The increase in dollars and percentage of sales, was driven by increased research and development expense for ongoing product innovation, higher selling and marketing expenses to increase Polaris’ brand awareness and an increase in general and administrative expense due to higher product liability, severance and acquisition related costs incurred during the quarter. These costs were partially offset by operating cost control measures taken during the 2016 first quarter.

Income from financial services was $19.5 million during the first quarter 2016, an increase of 33 percent compared to $14.6 million in the first quarter of 2015. The increase is attributable to a higher penetration rate for retail financing programs in the 2016 first quarter.

Equity in loss of affiliates was $2.1 million for the first quarter of 2016 compared to $1.6 million last year, which represents the Company’s portion of the operating results related to the Polaris/Eicher joint venture in India.

Non-operating other expense, net, which primarily relates to foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries, was $0.1 million in the first quarter of 2016 compared to $7.4 million in the first quarter of 2015.

The provision for income taxes for the first quarter of 2016 was $25.3 million or 35.0 percent of pretax income compared to $49.8 million or 36.0 percent of pretax income for the first quarter of 2015. The lower income tax provision rate in the first quarter 2016 is primarily due to the extension of the research and development credit by the U.S. Congress in the fourth quarter of 2015.

Financial Position and Cash Flow

Net cash provided by operating activities was $139.0 million for the quarter ended March 31, 2016, compared to $4.2 million for the same period in 2015. The significant increase in net cash provided by operating activities for the 2016 period was due to decreased working capital. Total debt for the quarter, including capital lease obligations and notes payable, was $532.4 million. The Company’s debt-to-total capital ratio was 36 percent at March 31, 2016, compared to 27 percent a year ago. Cash and cash equivalents were $145.8 million at March 31, 2016, up from $111.0 million for the same period in 2015.

Share Buyback Activity

During the first quarter 2016, the Company repurchased and retired 1,040,000 shares of its common stock for $84.9 million. As of March 31, 2016, the Company currently has authorization from its Board of Directors to repurchase up to an additional 9.3 million shares of Polaris stock.

Non-GAAP Measure - Constant Currency Reporting

This release and our related earnings call include a discussion of the Company’s 2016 first quarter results and 2016 expectations on a constant currency basis, which is a non-GAAP measure, as well as on a GAAP basis. For purpose of comparison, the results on a constant currency basis uses the respective prior year exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations.

First Quarter Conference Call and Webcast Presentation

Today at 9:00 AM (CST) Polaris Industries Inc. will host a conference call and webcast to discuss the first quarter 2016 results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; Bennett Morgan, President and COO; Ken Pucel, Executive Vice President – Operations, Engineering and Lean; and Mike Speetzen, Executive Vice President – Finance and CFO. A slide presentation and link to the webcast will be posted on the Polaris Investor Relations website at http://ir.polaris.com.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 95414235.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris

Polaris Industries Inc. (NYSE: PII) is a global powersports leader with annual 2015 sales of $4.7 billion. Polaris fuels the passion of riders, workers and outdoor enthusiasts with our RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; our Sportsman® and Polaris ACE® all-terrain off-road vehicles; Victory® and Indian Motorcycle® midsize and heavyweight motorcycles; Slingshot® moto-roadsters; and Polaris RMK®, INDY®, Switchback® and RUSH® snowmobiles. Polaris enhances the riding experience with parts, garments and accessories sold under multiple recognizable brands, and has a growing presence in adjacent markets globally with products including military and commercial off-road vehicles, quadricycles, and electric vehicles. www.polaris.com

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2016 and future sales, shipments, net income, and net income per share and operational initiatives are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, cost reduction initiatives, product offerings, promotional activities and pricing strategies against competitors; economic conditions that impact consumer spending; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Data) (Unaudited)

	Three months ended March 31,
	2016	2015
Sales	$982,996	$1,033,345
Cost of sales	735,418	739,614
Gross profit	247,578	293,731
Operating expenses:
Selling and marketing	77,241	69,685
Research and development	43,109	38,863
General and administrative	69,580	49,539
Total operating expenses	189,930	158,087
Income from financial services	19,496	14,642
Operating income	77,144	150,286
Non-operating expense:
Interest expense	2,865	2,910
Equity in loss of other affiliates	2,058	1,623
Other expense, net	81	7,440
Income before income taxes	72,140	138,313
Provision for income taxes	25,251	49,750
Net income	$46,889	$88,563

Basic net income per share	$0.72	$1.33
Diluted net income per share	$0.71	$1.30
Weighted average shares outstanding:
Basic	65,046	66,429
Diluted	65,982	68,146

POLARIS INDUSTRIES INC. CONSOLIDATED BALANCE SHEETS (In Thousands) (Unaudited)

	March 31, 2016	March 31, 2015

Assets
Current Assets:
Cash and cash equivalents	$145,763	$111,005
Trade receivables, net	124,553	173,199
Inventories, net	710,004	629,285
Prepaid expenses and other	68,224	68,831
Income taxes receivable	28,126	5,308
Deferred tax assets	—	112,494
Total current assets	1,076,670	1,100,122
Property and equipment, net	675,164	558,753
Investment in finance affiliate	99,910	96,247
Deferred tax assets	165,862	35,656
Goodwill and other intangible assets, net	278,483	210,451
Other long-term assets	83,684	77,421
Total assets	$2,379,773	$2,078,650
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of debt, capital lease obligations and notes payable	$4,895	$2,203
Accounts payable	293,512	304,656
Accrued expenses:
Compensation	60,168	56,583
Warranties	67,207	48,634
Sales promotions and incentives	147,204	136,653
Dealer holdback	111,480	107,087
Other	99,802	74,543
Income taxes payable	9,985	19,698
Total current liabilities	794,253	750,057
Long term income taxes payable	25,150	10,091
Capital lease obligations	20,010	20,674
Long-term debt	507,499	304,055
Deferred tax liabilities	13,728	15,719
Other long-term liabilities	76,076	101,081
Total liabilities	$1,436,716	$1,201,677
Deferred compensation	12,190	14,695
Shareholders’ equity:
Total shareholders’ equity	930,867	862,278
Total liabilities and shareholders’ equity	$2,379,773	$2,078,650

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands) (Unaudited)

	Three months ended March 31,
	2016	2015
Operating Activities:
Net income	$46,889	$88,563
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,894	37,081
Noncash compensation	15,506	17,094
Noncash income from financial services	(7,403)	(6,794)
Deferred income taxes	915	5,868
Excess tax benefits from share-based compensation	—	(27,476)
Other, net	2,058	3,090
Changes in operating assets and liabilities:
Trade receivables	34,197	26,749
Inventories	14,371	(66,063)
Accounts payable	(9,936)	(40,433)
Accrued expenses	(31,834)	(59,831)
Income taxes payable/receivable	21,304	33,241
Prepaid expenses and others, net	15,047	(6,864)
Net cash provided by operating activities	139,008	4,225
Investing Activities:
Purchase of property and equipment	(54,833)	(30,784)
Investment in finance affiliate, net	6,566	(346)
Investment in other affiliates	(4,408)	(10,049)
Acquisition of businesses, net of cash acquired	(54,830)	—
Net cash used for investing activities	(107,505)	(41,179)
Financing Activities:
Borrowings under debt arrangements / capital lease obligations	570,832	817,324
Repayments under debt arrangements / capital lease obligations	(504,450)	(723,306)
Repurchase and retirement of common shares	(84,949)	(86,267)
Cash dividends to shareholders	(35,430)	(35,114)
Proceeds from stock issuances under employee plans	8,987	19,010
Excess tax benefits from share-based compensation	—	27,476
Net cash provided by (used for) financing activities	(45,010)	19,123
Impact of currency exchange rates on cash balances	3,921	(8,764)
Net decrease in cash and cash equivalents	(9,586)	(26,595)
Cash and cash equivalents at beginning of period	155,349	137,600
Cash and cash equivalents at end of period	$145,763	$111,005